AMENDMENT

TO ARTICLES OF INCORPORATION

OF

GS INTERNATIONAL TECHNOLOGIES, INC.
(changed herein to “PROTECTIVE TECHNOLOGIES INTERNATIONAL MARKETING, INC.”)

In accordance with Section 78.390 of the Nevada Revised Statutes, as amended, G.S. International Technologies, Inc. (the “Corporation”), a Nevada corporation, does hereby adopt the following amendment (the “Amendment”) to the Articles of Incorporation.

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and inserting the following in lieu thereof:

ARTICLE I

NAME

The name of the Corporation hereby created shall be:

PROTECTIVE TECHNOLOGIES INTERNATIONAL MARKETING, INC.

ARTICLE IX

LIMITATION ON LIABILITY

2. Except as specifically provided herein, the provisions of the Corporation’s Articles of Incorporation shall remain unamended and shall continue in full force and effect.

3. By execution of these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was adopted by the shareholders of said Corporation as an Amendment to the original Articles of Incorporation of the Corporation by a vote of holders of a majority of the issued and outstanding common stock of the corporation on October 24, 1996. As of October 24, 1996, there was a total of 31,878, 818 shares of the Corporation’s commons stock issued and outstanding, of which 19,934,722 shares voted for the adoption of the foregoing Amendment to the Articles of Incorporation, and no shares were voted against the Amendment.

IN WITNESS WHEREOF, the foregoing Articles of Amendment to the Articles of Incorporation of G.S. International Technologies, Inc., have been executed this 1st day of November, 1996.

G.S. INTERNATIONAL TECHNOLOGIES, INC.

ATTEST:

/s/ James C. Lewis, Secretary	By /s/ Dale Holt, President